Exhibit 99.1

Newtek Business Services Corp. Reports Full Year 2021 Financial Results

Achieves Record SBA 7(a) Loan Fundings of $198.0 Million in the Fourth Quarter and $560.6 Million for the Full Year 2021

Boca Raton, Fla., February 23, 2022 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for twelve months ended December 31, 2021.
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Full Year 2021 Financial Highlights

•Total investment income of $108.5 million for the twelve months ended December 31, 2021; an increase of 17.7% over total investment income of $92.2 million for the twelve months ended December 31, 2020.
•Net investment income of $25.7 million, or $1.13 per share, for the twelve months ended December 31, 2021, which represents a 25.8% decrease, on a per share basis, compared to net investment income of $32.0 million, or $1.51 per share, for the twelve months ended December 31, 2020.
•Adjusted net investment income ("ANII") of $79.1 million, or $3.47 per share, for the twelve months ended December 31, 2021; an increase of 69.3%, on a per share basis, compared to ANII of $43.4 million, or $2.05 per share, for the twelve months ended December 31, 2020.
•Debt-to-equity ratio of 1.19x at December 31, 2021; proforma debt-to-equity ratio was 1.10x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to December 31, 2021, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 13.1% to $758.8 million at December 31, 2021, from $671.2 million at December 31, 2020.
•Net asset value (“NAV”) of $403.9 million, or $16.72 per share, at December 31, 2021; an increase of 8.2%, on a per share basis, compared to NAV of $15.45 per share at December 31, 2020.
•On December 9, 2021, Newtek closed its eleventh small business loan securitization, with the sale of $103.4 million of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2021-1.
•On August 2, 2021, the Company announced that it entered into an agreement to acquire National Bank of New York City (“NBNYC”), a nationally chartered bank, subject to certain regulatory and shareholder approvals.

Exhibit 99.1
2021 & 2022 Dividend Payments & 2022 Forecast

•On December 30, 2021, the Company paid a fourth quarter 2021 cash dividend of $1.05 per share to shareholders of record as of December 20, 2021, which represented a 123.4% increase over the fourth quarter 2020 dividend of $0.47 per share.
•The Company paid $3.15 per share in dividends in 2021; a 53.7% increase over dividends paid in 2020 and a 46.5% increase over dividends paid in 2019.
•The Company's board of directors declared a first quarter 2022 dividend of $0.652 per share, which represents a 30.0% increase over the first quarter 2021 dividend, payable on March 31, 2022 to shareholders of record on March 21, 2022.
•The Company forecasts a second quarter 2022 dividend of $0.652 per share.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded a record $198.0 million of SBA 7(a) loans during the three months ended December 31, 2021; a 74.3% increase over the $113.6 million of SBA 7(a) loans funded for the three months ended December 31, 2020.
•NSBF funded a record $560.6 million of SBA 7(a) loans during the twelve months ended December 31, 2021, an increase of 184.9% over $196.8 million of SBA 7(a) loans funded for the twelve months ended December 31, 2020, and within the previously forecasted funding range.
•NSBF forecasts funding approximately $750 million of SBA 7(a) loans for the full year 2022.
•Newtek Business Lending ("NBL"), a wholly owned portfolio company, funded and/or closed $90.1 million SBA 504 loans during the twelve months ended December 31, 2021, compared to $87.2 million SBA 504 loans funded and/or closed during the twelve months ended December 31, 2020.
•NBL forecasts funding and/or closing approximately $150 million SBA 504 loans for the full year 2022, which would represent an 66.5% increase over 2021 SBA 504 fundings and/or closings at the midpoint of the 2022 forecasted range.
•NSBF funded a total of $1.9 billion of PPP loans from 2020 through the twelve months ended December 31, 2021.

Subsequent 2021 Events

•On January 28, 2022, Newtek's joint venture, Newtek Conventional Lending LLC (“NCL”), closed a conventional commercial loan securitization with the sale of $56.3 million Class A Notes ("Notes"), NCL Business Loan Trust 2022-1, secured by a segregated asset pool consisting primarily of conventional commercial business loans. The Notes were rated “A” (sf) by DBRS Morningstar.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We couldn’t be more pleased with the operational performance and the related financial results for calendar year 2021. When we reflect back on March of 2020, when federal and state officials were shutting down most commercial and personal activities, to foresee 22 months later the current position we are in would have been almost unimaginable. Despite tremendous headwinds, Newtek's business operations and financial model has evolved, been enhanced, and is delivering desired results."

Focusing first on the lending business, Mr. Sloane commented, "The concept of us funding approximately $729 million of PPP loans to 16,000 clients in 2021 while simultaneously funding a record level of $560.6 million of SBA 7(a) loans and NBL funding and/or closing $90.1 million of SBA 504 loans is an incredible feat which needs to be highlighted. This window of time has forced our organization and all of its stakeholders to bear down and materially improve our technology, training and capability to enable our organization to scale and grow in lending and other solutions. As an example, our lending teams received over 2,350 hours of additional training, compliance and management directives in 2021 alone. Simply stated, we believe we are a much better company today than we were in early 2020."

Exhibit 99.1
Mr. Sloane continued, “In addition, in January 2022, we closed our first securitization of non-conforming conventional loan originations with one of our joint venture partners. We believe this activity, which we will discuss in further detail on our earnings call tomorrow morning, is an opportunity for an additional revenue engine through origination fees, servicing fees, and spread income which can complement the income generated from our existing SBA 7(a) and our portfolio company’s SBA 504 loan business. In addition, in December 2021, we closed our 11th securitization of SBA 7(a) loans with tremendous investor acceptance, over 4.5x over subscribed, attractive pricing and consistent advance rates.”

Mr, Sloane concluded, "We are also pleased to report a debt-to-equity ratio of 1.19x at December 31, 2021. In addition, NAV was $403.9 million, or $16.72 per share, at December 31, 2021, which represents an increase of 8.2%, on a per share basis, compared to NAV of $15.45 per share at December 31, 2020. In 2021, we also accomplished the milestone of reaching over $1.0 billion in total assets. Our payment processing businesses and managed technology solutions business generated EBITDA of approximately $19.0 million in 2021. We are proud of these accomplishments as well as the trajectory of these businesses. We look forward to discussing these results in further detail on tomorrow morning's call."

Full Year 2021 Conference Call and Webcast

A conference call to discuss full year 2021 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Thursday, February 24, 2022 at 8:30 a.m. ET. The live conference call can be accessed by dialing (800) 708-4540 or (847) 619-6397 using the confirmation number: 50281915.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at
http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt, plus or minus an adjustment for gains or losses on derivative transactions.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our GAAP income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from ANII until the related asset is sold and/or the hedge position is “closed,” whereupon they would then be included in ANII in that period. These are reflected as “Adjustment for realized gain/(loss) on derivatives” for purposes of computing ANII for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Exhibit 99.1
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Note Regarding PPP Income
The Company's financial results for 2020 and the twelve months ended December 31, 2021, includes income generated from NSBF's origination of loans under the Paycheck Protection Program (PPP), which ended during the third quarter of 2021, and should not be viewed as recurring.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Exhibit 99.1
Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, include our ability to close the pending acquisition of the National Bank of New York City (the “Acquisition”), obtain required regulatory approvals for the pending Acquisition and obtain shareholder approval to withdraw our election as a BDC, as well as projections concerning or considering the pending Acquisition, our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital and the ability to maintain certain debt to asset ratios, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	December 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $431,970 and $420,400, respectively; includes $344,266 and $312,649, respectively, related to securitization trusts)	$424,417	$407,748
SBA guaranteed non-affiliate investments (cost of $65,728 and $16,964, respectively)	72,970	17,822
Controlled investments (cost of $157,289 and $138,891, respectively)	260,398	239,171
Non-control investments (cost of $1,000 and $6,447, respectively)	1,000	6,447
Total investments at fair value	758,785	671,188
Cash	2,397	2,073
Restricted cash	184,463	49,352
Broker receivable	44,537	52,730
Due from related parties	4,395	6,112
Servicing assets, at fair value	28,008	26,061
Right of use assets	7,310	6,933
Other assets	26,666	26,530
Total assets	$1,056,561	$840,979

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$50,000	$86,339
Notes due 2023 (par: $0 and $57,500 as of December 31, 2021 and December 31, 2020)	—	56,505
Notes due 2024 (par: $38,250 and $63,250 as of December 31, 2021 and December 31, 2020)	37,679	61,774
Notes due 2025 (par: $15,000 and $5,000 as of December 31, 2021 and December 31, 2020)	14,545	4,735
Notes due 2026 (par: $115,000 and $0 as of December 31, 2021 and December 31, 2020)	112,128	—
Notes payable - Securitization trusts (par: $249,750 and $221,752 as of December 31, 2021 and December 31, 2020)	246,250	218,339
Notes payable - related parties	11,450	24,090
Due to related parties	1,490	2,133
Lease liabilities	9,056	8,697
Deferred tax liabilities	12,733	11,406
Due to participants	146,225	17,885
Derivative instruments	183	—
Accounts payable, accrued expenses and other liabilities	10,935	9,723
Total liabilities	652,674	501,626

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 24,159 and 21,970 issued and outstanding, respectively)	483	439
Additional paid-in capital	367,663	316,629
Accumulated undistributed earnings	35,741	22,285
Total net assets	403,887	339,353
Total liabilities and net assets	$1,056,561	$840,979
Net asset value per common share	$16.72	$15.45

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

	Year Ended December 31,
	2021	2020	2019
Investment income
From non-affiliate investments:
Interest income - PPP loans	$49,989	$37,743	$—
Interest income - SBA 7(a) loans	25,951	24,719	28,467
Servicing income	11,307	11,154	10,078
Other income	5,696	2,693	5,328
Total investment income from non-affiliate investments	92,943	76,309	43,873
From non-control investments:
Interest income	428	403	—
Dividend income	95	104	111
Total investment income from non-control investments	523	507	111
From controlled investments:
Interest income	2,598	1,933	1,024
Dividend income	9,801	13,452	14,287
Other income	2,629	—	—
Total investment income from controlled investments	15,028	15,385	15,311
Total investment income	108,494	92,201	59,295
Expenses:
Salaries and benefits	17,866	14,211	14,305
Interest	20,515	17,877	20,422
Depreciation and amortization	304	402	501
Professional fees	5,610	3,718	3,807
Origination and loan processing	10,234	8,431	9,215
Origination and loan processing - related party	19,272	9,855	9,944
Change in fair value of contingent consideration liabilities	—	54	42
Loss on extinguishment of debt	1,552	—	251
Other general and administrative costs	7,454	5,668	6,427
Total expenses	82,807	60,216	64,914
Net investment income (loss)	25,687	31,985	(5,619)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	53,113	11,368	47,816
Net realized gain (loss) on controlled investments	(1,266)	—	2,585
Net realized gain on derivative transactions	590	—	—
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	6,380	(795)	(225)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	5,097	(176)	(6,291)
Net unrealized appreciation (depreciation) on controlled investments	2,829	(8,237)	11,211
Change in deferred taxes	(1,327)	999	(3,164)
Net unrealized depreciation on derivative transactions	(183)	—	—
Net unrealized depreciation on servicing assets	(6,778)	(1,525)	(5,178)
Net realized and unrealized gains	$58,455	$1,634	$46,754

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

Net increase in net assets resulting from operations	$84,142	$33,619	$41,135
Net increase in net assets resulting from operations per share	$3.69	$1.59	$2.13
Net investment income (loss) per share	$1.13	$1.51	$(0.29)
Dividends and distributions declared per common share	$3.15	$2.05	$2.15
Weighted average number of shares outstanding	22,795	21,146	19,326

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Year ended		Year ended
(in thousands, except per share amounts)	December 31, 2021	Per share	December 31, 2020	Per share
Net investment income	$25,687	$1.13	$31,985	$1.51
Net realized gain on non-affiliate investments - SBA 7(a) loans	53,113	2.33	11,368	0.54
Net realized loss on controlled investments	(1,266)	(0.06)	—	—
Adjustment for realized gain on derivatives (1)	25	0.00	—	—
Change in fair value of contingent consideration liabilities	—	—	54	0.00
Loss on debt extinguishment	1,552	0.07	—	—
Adjusted Net investment income	$79,111	$3.47	$43,407	$2.05
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding tables:

	Year ended		Year ended
(in thousands, except per share amounts)	December 31, 2021	Per share	December 31, 2020	Per share
Net realized gain on derivatives	$590	$0.03	$—	$—
Hedging realized result on open hedging positions	(565)	(0.02)	—	—
Adjustment for realized gain on derivatives	$25	$0.00	$—	$—
Note: Amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT DECEMBER 31, 2021

(in thousands):
Actual Debt-to-Equity Ratio at December 31, 2021
Total senior debt	$479,450
Total equity	$403,887
Debt-to-equity ratio - actual	1.19x

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT DECEMBER 31, 2021

(in thousands):
Broker receivable, including premium income receivable	$44,537
Less: realized gain on sale included in broker receivable	(4,783)
Broker receivable	39,754

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$35,779

Proforma debt adjustments at December 31, 2021:
Total senior debt	$479,450
Proforma adjustment for broker receivable	(35,779)
Total proforma debt	$443,671

Proforma Debt-to-Equity ratio at December 31, 2021:
Total proforma debt	$443,671
Total equity	$403,887
Debt-to-equity ratio - proforma	1.10x